#014 Putnam High Yield Trust
8/31/11

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A         $82,753
Class B   	        2,098
Class C		   2,612

72DD2 (000s omitted)

Class M		   1,367
Class R		   	491
Class Y		   9,983

73A1

Class A		$0.540
Class B		 0.479
Class C	      0.484

73A2

Class M 		$0.517
Class R		 0.522
Class Y		 0.562

74U1 (000s omitted)

Class A		 149,960
Class B		   3,053
Class C		   5,258

74U2 (000s omitted)

Class M		  2,533
Class R		  1,166
Class Y		 11,624


74V1

Class A		$7.39
Class B		 7.38
Class C		 7.34

74V2

Class M		$7.41
Class R		 7.26
Class Y		 7.28


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.